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                                                                    Exhibit 6


                      SECOND AMENDMENT TO RIGHTS AGREEMENT


         THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is entered into by CRSS Inc., a Delaware corporation ("CRSS"), and First Chicago Trust Company of New York (the "Rights Agent"), effective as of May 16,
1995, immediately after the execution of the Merger Agreement (as defined below).

         WHEREAS, CRSS and the Rights Agent entered into that certain Rights Agreement dated as of November 29, 1988, as amended by Amendment to Rights Agreement effective as of January 27, 1994 (the "Agreement"), and all capitalized terms not defined herein shall have the meanings given to such terms in the Agreement; and

         WHEREAS, CRSS and the Rights Agent desire to amend the Agreement as provided herein pursuant to Section 26 of the Agreement, which authorizes CRSS and the Rights Agent, if CRSS so directs, to supplement or amend any provision of the Agreement without the approval of any holders of CRSS's Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereto agree as follows:

         1. Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                 (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include
         (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who notifies the Board of Directors in writing within five days after the acquisition making such Person the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding that such acquisition was inadvertent, and who within two days after such notification divests a sufficient number of shares of Common Stock so that such Person is no longer the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding ("Inadvertent Acquisition"), (vi) an underwriter that acquires such percentage of the shares of Common Stock pursuant to a customary agreement in a public offering of such Common Stock, or (vii) American Tractebel Corporation, a Delaware corporation ("Tractebel"), and any Affiliate of Tractebel, so long as neither Tractebel nor any Affiliate of Tractebel is the Beneficial Owner of more than 1% of the issued and outstanding capital stock of the Company other than capital stock of the Company of which Tractebel or any Affiliate of Tractebel is the Beneficial Owner solely by reason of (A) the Agreement of Merger dated May 16, 1995 between the Company and Tractebel, as amended from time to time (the "Merger




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         Agreement"), or (B) the acquisition of shares of Common Stock pursuant to the Offer (as defined in the Merger Agreement), or (C) both. If any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including, without limitation, with respect to the definitions of Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition
         Date and Triggering Event.

                 Notwithstanding any provision of this Agreement to the contrary, (1) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (2) neither Tractebel nor any Affiliate of Tractebel shall be deemed to have become an Acquiring Person, and (3) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any other rights pursuant to, this Agreement solely by reason of (x) the approval, execution or delivery of the Merger Agreement, (y) the acquisition of shares of Common Stock pursuant to the Offer (as defined in the Merger Agreement), or (z) the consummation of the Merger (as defined in the Merger Agreement); provided, however, that in the event Tractebel or any Affiliate of Tractebel becomes the Beneficial Owner after the date hereof of any shares of Common Stock in any manner other than as set forth in
         Section 1(a)(vii)(A), (B) or (C) above, the provisions of this sentence (other than this proviso) shall not be applicable; and provided, further, that, notwithstanding Section 26 of this Agreement, any supplement or amendment to this Agreement can, in the Company's discretion, have retroactive effect with respect to Tractebel and its Affiliates, regardless of whether Tractebel and its Affiliates consent, and regardless of whether the supplement or amendment has an adverse affect on Tractebel or its Affiliates.


         2. Section 13(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

                 (e) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and (y) of Section 13(a) if (i) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a tender or exchange offer for all outstanding shares of Common Stock which complies with the provisions of Section 11(a)(ii)(B) hereof (or a wholly owned Subsidiary of any such Person or Persons), (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such tender or exchange offer; and
         (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such tender or exchange offer. Upon consummation of any transaction contemplated by the preceding sentence of this Section 13(e), all Rights hereunder shall expire. Furthermore, notwithstanding anything in this Agreement to the contrary, Section 13 shall not




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         be applicable to a transaction described in subparagraph (z) of
         Section 13(a) if such transaction is determined by a majority of the Continuing Directors to be (a) at a price which is fair to stockholders and (b) otherwise in the best interests of the Company and its stockholders. The Rights hereunder shall not expire upon consummation of any transaction contemplated by the immediately preceding sentence of this Section 13(e).

         3. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

         IN WITNESS WHEREOF, the undersigned parties hereby execute and agree to be bound by this Amendment, effective as of May 16, 1995.

Attest:                                    CRSS INC.


By: /s/ TIMOTHY DUNNE                      By: /s/ BRUCE WILKINSON
    _______________________________            ______________________________

Name:   Timothy Dunne                      Name:   Bruce Wilkinson
      _____________________________              ____________________________

                                           Title:  President and CEO
                                                  ___________________________



Countersigned:

FIRST CHICAGO TRUST
COMPANY OF NEW YORK


By: /s/ RALPH P. PERSICO
    _______________________________

Name:   Ralph P. Persico
      _____________________________

Title:  Customer Service Officer
       ____________________________




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